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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ___)*

                               IROBOT CORPORATION
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)

                                    462726100
                                 (CUSIP Number)

                                December 31, 2005
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[X] Rule 13d-1(d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 462726100                   13G                      Page 2 of 5 Pages


--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     HELEN GREINER
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER

                    1,565,107
               -----------------------------------------------------------------
  NUMBER OF    6.   SHARED VOTING POWER
   SHARES
BENEFICIALLY        --0--
  OWNED BY     -----------------------------------------------------------------
  OWNED BY     7.   SOLE DISPOSITIVE POWER
    EACH
  REPORTING         1,565,107
PERSON WITH    -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER

                    --0--
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,565,107
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.7%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

CUSIP No. 462726100                   13G                      Page 3 of 5 Pages


ITEM 1(A).   NAME OF ISSUER:

             iRobot Corporation

ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             63 South Avenue, Burlington, Massachusetts 01803

ITEM 2(A).   NAME OF PERSON FILING:

             Helen Greiner

ITEM 2(B).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

             c/o iRobot Corporation
             63 South Avenue
             Burlington, Massachusetts 01803

ITEM 2(C).   CITIZENSHIP:

             United States

ITEM 2(D).   TITLE OF CLASS OF SECURITIES:

             Common Stock, par value $0.01 per share (the "Common Stock")

ITEM 2(E).   CUSIP NUMBER:

             462726100

ITEM 3.      Not Applicable.

ITEM 4.      OWNERSHIP.

             Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

             (a)  Amount beneficially owned: 1,565,107 shares of Common Stock

             (b)  Percent of class: 6.7%

             The foregoing percentage is calculated based on the 23,286,889 shares of Common Stock of iRobot Corporation outstanding as of November 9, 2005 as reported in the issuer's 424(b)(4) Prospectus filed with the SEC on November 9, 2005.

             (c)  Number of shares as to which such person has:

                  (i)  Sole power to vote or to direct the vote: 1,565,107

                  (ii) Shared power to vote or to direct the vote: --0--

                  (iii) Sole power to dispose or to direct the disposition of:
                       1,565,107

                  (iv) Shared power to dispose or to direct the disposition of:
                       --0--

CUSIP No. 462726100                   13G                      Page 4 of 5 Pages


ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             Not applicable.

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

             Not applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             Not applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

             Not applicable.

ITEM 10.     CERTIFICATION.

             Not applicable.

CUSIP No. 462726100                   13G                      Page 5 of 5 Pages


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2006


                                        /s/ Helen Greiner
                                        ----------------------------------------
                                        Helen Greiner